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                                                                     EXHIBIT 1.1


                             BRE PROPERTIES, INC.
                                 ("Company")

                                Debt Securities


                                TERMS AGREEMENT
                                ---------------



                                                                 January 5, 2001


To:  The Representative of the Underwriters identified herein



Dear Sirs and Mesdames:

  The undersigned agrees to sell to the several Underwriters named in Schedule A
                                                                      ----------
hereto for their respective accounts, and the Underwriters agree, severally but not jointly, to purchase, on and subject to the terms and conditions of the Underwriting Agreement attached hereto ("Underwriting Agreement"), the following securities ("Offered Securities") on the following terms:

     Title of Offered Securities:  7.45% Notes due 2011.

     Aggregate Principal Amount of Offered Securities:  $250,000,000

     Interest: 7.45% per annum, from January 12, 2001 or from the most recent date to which interest has been paid or duly provided for, payable semiannually in arrears on each January 15 and July 15, commencing July 15, 2001, to holders of record on the preceding January 1 or July 1, as the case may be.

     Maturity:  January 15, 2011.

     Optional Redemption: The Offered Securities are redeemable at the option of the Company, in whole or in part, at any time, at the make-whole redemption price described in the Officers' Certificate establishing the terms of the Offered Securities pursuant to the Indenture.

     Sinking Fund:  None.

     Listing:  None.

     Purchase Price: The purchase price for the Offered Securities to be paid by the several Underwriters shall be 98.932% of the principal amount, plus accrued interest, if any, from January 12, 2001.

     Expected Reoffering Price: The initial public offering price for the Offered Securities shall be 99.582% of the principal amount, plus accrued interest, if any, from January 12, 2001.

     Closing Date: 7:00 A.M. (San Francisco Time) on January 12, 2001, at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111.

     Method of Payment:  Wire transfer in Federal (same day) funds.
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     Securities Remaining under Shelf:  Immediately prior to the issuance of the
  Offered Securities on the Closing Date, securities with an aggregate initial public offering price of $112,435,000 have been issued under the Registration Statement.

     Settlement and Trading:  Book-Entry Only via DTC.

     Blackout:  Until the Closing Date.

     Underwriters:

     The names of the Underwriters and the respective aggregate principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.
                                        ----------

     Notices to Underwriters: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010-3629, Attention: Transactions Advisory Group.

     The provisions of the Underwriting Agreement are incorporated herein by reference.

     For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Preliminary Prospectus and the Prospectus furnished on behalf of each Underwriter: (1) the third paragraph under the caption "Underwriting"; (2) the second sentence in the fifth paragraph under the caption "Underwriting"; and (3) the seventh paragraph under the caption "Underwriting."

                                       2
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     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                               Very truly yours,

                               BRE PROPERTIES, INC.

                               By:  /s/ EDWARD F. LANGE, JR.
                                   ---------------------------
                                   Name:   Edward F. Lange, Jr.
                                   Title:  Executive Vice President,
                                           Chief Financial Officer


The foregoing Terms Agreement is hereby
 confirmed and accepted as of the date
 first above written.

  Credit Suisse First Boston Corporation


  By:  /s/ DAVID GENOVESE
      ---------------------------
      Name:   David Genovese
      Title:  Director

     Acting on behalf of itself and as
      the Representative of the several
      Underwriters.

                                       3
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                                  SCHEDULE A

                                                              Aggregate
                                                              Principal
                     Underwriter                               Amount
                     -----------                               ------

Credit Suisse First Boston Corporation.................     $175,000,000
UBS Warburg LLC........................................     $ 50,000,000
A.G. Edwards & Sons, Inc...............................     $ 12,500,000
First Union Securities, Inc............................     $ 12,500,000
                                                            ------------
                   Total...............................     $250,000,000
                                                            ============